Exhibit 3

Talking points for today's news release

As you are aware, today MPC issued a press release responding to a letter and presentation issued by a hedge fund.

Below are links to relevant information concerning the press release, as well as important communications related information.

•	On Oct. 27, MPC issued a news release outlining several initiatives to enhance shareholder value with a primary focus on unlocking value from its portfolio of high-quality midstream assets.

•	As you have likely heard, Elliott Management Corporation, a hedge fund that holds a position in our stock, recently issued its own ideas about ways to improve MPC’s current market valuation.

•	This morning we issued a press release commenting on Elliot’s statements. A copy of the release can be found at http://ir.marathonpetroleum.com.

•	MPC will continue to communicate why its approach is in the best interest of the Company and our shareholders.

•	MPC employees have been asked to remain fully focused on serving our customers and operating with the highest levels of safety and environmental stewardship - every day, in everything we do.

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Please refer to our company website for updates. If you have questions about this matter, please send them to Chuck Rice, director of Public and State Government Affairs at (419) 421-2521 or chuckrice@marathonpetroleum.com.

Important Additional Information
MPC, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MPC shareholders in connection with the matters to be considered at MPC’s 2017 Annual Meeting. MPC intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from MPC shareholders. MPC shareholders are encouraged to read any such proxy statement and accompanying white proxy card when they become available as they will contain important information. Information regarding the ownership of MPC’s directors and executive officers in MPC shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with MPC’s 2017 Annual Meeting. Information can also be found in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC, and Current Report on Form 8-K filed with the SEC on Oct. 5, 2016. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MPC with the SEC for no charge on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.